Exhibit 99.1

NEWS RELEASE

Contact: Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 shelley.whiddon@alliancedata.com	Epsilon Britta Petersen – Media 773.796.5434 britta.petersen@epsilon.com

ALLIANCE DATA'S EPSILON EXPANDS RELATIONSHIP WITH NATURE'S
WAY; NAMED LEAD AGENCY FOR ALIVE! BRAND

Epsilon Agency will Develop Integrated Marketing Campaigns for Alive!, Leveraging
Data-Driven Strategies to Grow Market Share

PLANO, TX – September 7, 2017 – Epsilon®, an Alliance Data (NYSE: ADS) company, today announced the expansion of its relationship with Nature's Way®, the preeminent brand of quality dietary supplements, with Epsilon now acting as the lead agency on Alive!® Multi-Vitamins. Epsilon has served as Nature's Way's digital agency of record across a number of brands since 2014.

Privately owned and headquartered in Green Bay, WI, Nature's Way  was founded in 1969. An early leader in educating consumers and retailers on the effectiveness and safety of herbal supplements, Nature's Way is constantly striving to promote better health through the power of nature. Alive! Multi-Vitamins is the biggest brand within the Nature's Way product portfolio, offering a variety of complete formulas specially blended for women, men, adults over 50, kids and more.

As lead advertising agency on Alive!, Epsilon will help drive awareness and sales of multi-vitamin products by fusing content and strategy services as well as consumer insights through their digital expertise and capabilities. Epsilon will develop equity-building, integrated communications to attract consumers and build allegiance with the Alive! brand. Conversant, Epsilon's digital media arm, will ensure effective scale, accuracy and reach of marketing across digital channels.

Epsilon will continue to serve as lead agency across Nature's Way's other brands, including its growing Fortify® probiotic brand.

"Epsilon has been a trusted partner for Nature's Way brands over the last three years," said Eric Dahmer, vice president of Consumer Marketing at Nature's Way. "By selecting Epsilon as the lead advertising agency for Alive!, our largest product, I am confident we're getting a smart, digitally savvy agency able to deliver great content, business results and growth."

"Nature's Way has been a pioneer in its industry," said Bryan Kennedy, chief executive officer, Epsilon/Conversant. "At Epsilon, we are committed to identifying, understanding and reaching Nature's Way's target audiences through smart, effective marketing and technology."

About Nature's Way
A pioneer in herbal supplements, Nature's Way® is one of the most recognized and trusted consumer brands of dietary supplements. Nature's Way is known for its expansive line of whole herbs, standardized extracts, vitamins & minerals, and homeopathic remedies. Nature's Way® products include brands such as Alive!® Multi-Vitamins, Umcka® Cold Care, Sambucus, and Primadophilus® probiotics. Nature's Way offers over 600 premium nutritional and natural products. For more information visit www.naturesway.com.

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ Affiliate by Conversant®, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands.  Recognized by Ad Age as the #1 World's Largest CRM/Direct Marketing Agency Network, #1 Largest U.S. Agency from All Disciplines, #1 Largest U.S. CRM/Direct Marketing Agency Network and #1 Largest U.S. Mobile Marketing Agency, Epsilon employs over 8,000 associates in 70 offices worldwide. Epsilon is an Alliance Data® company. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.

Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Investor information about Alliance Data's businesses may be found here.

Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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